Exhibit (h)(8)

AMENDMENT TO
FUND ACCOUNTING AGREEMENT

                 AMENDMENT made as of April 28, 2011 to become effective on the Effective Date between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Fund Accounting Agreement, dated July 1, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

                 WHEREAS, pursuant to the Agreement, Citi performs certain fund accounting services for each investment portfolio of the Trust (individually a “Fund” and collectively the “Funds”);

                 WHEREAS, Citi and the Trust wish to enter into this Amendment to the Agreement in order to add additional Classes to the Agreement and revise the fees payable to Citi hereunder;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.	Effective Date.

             The effective date of this Amendment (the “Effective Date”) shall be the date upon which the Post-Effective Registration Statement for the Cavanal Hill Funds that was filed February 11, 2011 becomes effective with the Securities and Exchange Commission.

2.	Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3.	Fees.

             The following is added to the end of Schedule B to the Agreement, which Schedule also addresses the fees payable pursuant to the following Agreements, as amended: Transfer Agency Agreement dated July 1, 2004, Compliance Services Agreement dated September 28, 2004 and Rule 22c-2 Services Agreement dated December 15, 2006:

“Class Fee

For each Fund with an A Class, there is an annual fee of $5,000.”

4.	Representations and Warranties.

             (a)              The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b) Citi represents that it has full power and authority to enter into and perform this Amendment.

5.	Miscellaneous.

             (a)             This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement. Except as set forth herein, the Agreement shall remain in full force and effect.

             (b)             Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same Agreement.

* * * * *

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Fund Accounting Agreement to be duly executed on the day and year first above written to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger

Name:	James L. Huntzinger

Title:	Executive Vice President

CITI FUND SERVICES OHIO, INC.

By:

Name: Joseph Rezabek

Title:

SCHEDULE A

TO THE FUND ACCOUNTING AGREEMENT

BETWEEN

CAVANAL HILL FUNDS

AND

CITI FUND SERVICES OHIO, INC.

AMENDMENT DATED APRIL 28, 2011

FUNDS and CLASSES

U.S. Large Cap Equity Fund No-Load Investor Institutional A	U.S. Treasury Fund Administrative Service Institutional Select Premier
Balanced Fund No-Load Investor Institutional A	Cash Management Fund Administrative Service Institutional Select Premier
Short-Term Income Fund No-Load Investor Institutional A	Tax-Free Money Market Fund Administrative Service Institutional Select Premier
Intermediate Bond Fund No-Load Investor Institutional A	Intermediate Tax-Free Bond Fund No-Load Investor Institutional A
Bond Fund No-Load Investor Institutional A